Exhibit (d)(4)

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 30, 2019, is by and among Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Parent”), Dragonfly Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and the stockholder listed on the signature page hereto (the “Stockholder”).

WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (including the rules and regulations and published interpretations promulgated thereunder, the “Exchange Act”)), of the number of shares of common stock, $0.001 par value per share, of Dova Pharmaceuticals, Inc. (the “Shares”), a Delaware corporation (the “Company”), set forth opposite the name of the Stockholder on Schedule I hereto;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, (a) for Purchaser to commence a cash tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding Shares for (i) $27.50 per share, net to the seller thereof in cash, without interest and subject to any applicable withholding taxes (the “Cash Amount”), plus (ii) one contingent value right per share (each, a “CVR”) which shall represent the right to receive the Milestone Payment (as such term is used in the CVR Agreement) (the Cash Amount plus one CVR, collectively, or any higher amount per share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth in the Merger Agreement, and (b) following the consummation of the Offer for Purchaser to be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as a condition of and inducement to the willingness of Parent and Purchaser to enter into the Merger Agreement, the Stockholder (and solely in such Stockholder’s capacity as a holder of the Subject Shares (as defined below)) has agreed to enter into this Agreement; and

WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.                            Representations and Warranties of the Stockholder.

The Stockholder hereby represents and warrants to Parent and Purchaser as follows:

(a)                                 As of the date hereof, the Stockholder (i) is the beneficial owner of the Shares (the “Subject Shares”) set forth opposite the Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, does not have any record or beneficial ownership interest in any other Shares or hold any shares of restricted stock, performance-based stock units, deferred stock units, options to acquire Shares, warrants or other rights or securities convertible into or exercisable or exchangeable for Shares.

(b)                                 Such Stockholder has the legal capacity, right and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

(c)                                  This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)                                 Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance on any of the Subject Shares, pursuant to any Contract of any kind to which the Stockholder is a party or by which the Stockholder’s properties or assets (including the Subject Shares) are bound. The consummation by the Stockholder of the transactions contemplated hereby will not (i) violate any provision of any judgment, order, writ, stipulation, settlement, award or decree applicable to the Stockholder or his Subject Shares or (ii) require any consent, approval, or notice under any Law applicable to the Stockholder other than (x) as may be required under the Exchange Act and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay or materially impair the performance by the Stockholder of any of its obligations under this Agreement.

(e)                                  The Subject Shares beneficially owned by the Stockholder are now, and at all times during the term hereof will be (except for Subject Shares transferred in accordance with this Agreement or accepted for payment pursuant to the Offer), held beneficially and either as of record by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all Encumbrances, except for (i) any such Encumbrances arising hereunder (in connection therewith any restrictions on transfer or any other Encumbrances have been waived by appropriate consent) and (ii) Encumbrances imposed by federal or state securities Laws (collectively, “Permitted Encumbrances”).

(f)                                   Other than as provided in this Agreement, the Stockholder has full voting power with respect to all the Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Stockholder’s Subject Shares. None of the Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

(g)                                  The Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(h)                                 With respect to the Stockholder, as of the date hereof, there is no Legal Proceeding pending against, or, to the actual knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Body that would reasonably be expected to prevent or materially delay or materially impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform his obligations hereunder.

(i)                                     No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, other similar fee or commission from the Company in connection with such Stockholder tendering the Subject Shares based upon the agreements made by or on behalf of the Stockholder in its capacity as such.

SECTION 2.                            Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby represents and warrants to the Stockholder as follows:

(a)                                 Parent is a public limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the Laws of Sweden.

(b)                                 Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(c)                                  Each of Parent and Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(d)                                 This Agreement has been duly and validly authorized, executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a legal, valid and binding obligation of the Stockholder, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(e)                                  Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will violate, conflict with, or result in the breach of or constitute a default, on the part of Parent or Purchaser, under any Contract of any kind to which either Parent or Purchaser is a party or by which either Parent’s or Purchaser’s properties or assets are bound. The consummation by Parent and Purchaser of the transactions contemplated hereby will not (i) violate any provision of any judgment, order, writ, stipulation, settlement, award or decree applicable to Parent or Purchaser or (ii) require any consent, approval or notice under any statute, law, rule or regulation applicable to either Parent or Purchaser, other than (x) as may be required under the Exchange Act and (y) where the failure to obtain such consents or approvals or to make such notifications, would not, individually or in the aggregate, prevent or materially delay or materially impair the performance by either Parent or Purchaser of any of their obligations under this Agreement.

SECTION 3.                            Tender of the Subject Shares; Agreement to Vote.

(a)                                 Subject to the terms of this Agreement, the Stockholder agrees to tender or cause to be tendered in the Offer all of the Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances except for Permitted Encumbrances. Without limiting the generality of the foregoing, the Stockholder hereby agrees that promptly following, and in any event no later than ten (10) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or if the Stockholder has not received the Offer Documents by such time, within three (3) Business Days following receipt of such documents), the Stockholder shall (i) deliver pursuant to the terms of the Offer (A) a letter of transmittal covering all of the Subject Shares complying with the terms of the Offer, (B) a Certificate or Certificates (or affidavits of loss in lieu thereof) representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depository Agent may reasonably request) in the case of any Book-Entry Shares, and (C) all other documents or instruments required to be delivered by stockholders of the Company pursuant to the terms of the Offer, and (ii) instruct the Stockholder’s broker or such other Person that is the holder of record of any Shares beneficially owned by the Stockholder to tender such Shares free and clear of all Encumbrances (other than Permitted Encumbrances) in accordance with this Section 3(a) and the terms of the Offer. In the case of any Shares acquired by the Stockholder subsequent to the Agreement Date, within three (3) Business Days after the Stockholder acquires beneficial ownership of such Shares free and clear of all Encumbrances that would prevent, interfere with or impede the transfer of such Shares, such Stockholder shall take the actions specified in this Section 3(a) with respect to such Shares.

(b)                                 The Stockholder agrees that once any of the Subject Shares are tendered, the Stockholder will not withdraw such Subject Shares from the Offer, unless and until (i) this Agreement has been terminated in accordance with Section 7 or (ii) the number of Shares subject to this Agreement has been reduced pursuant to Section 3(f), in which case the Stockholder may elect to withdraw all of the Subject Shares.

(c)                                  The Stockholder acknowledges and agrees that Purchaser’s obligation to accept for payment Shares tendered into the Offer, including any Subject Shares tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement.

(d)                                 If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Purchaser shall promptly and in any event no later than five (5) Business Days return, and shall cause the Depository Agent to promptly and in any event no later than five (5) Business Days return all tendered Subject Shares to the Stockholder.

(e)                                  Subject to Section 3(f), at any annual or special meeting of the stockholders of the Company, and at any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of the Company or circumstances where the vote of the Company’s stockholders is sought, the Stockholder shall (or shall cause the applicable holder of record to) irrevocably and unconditionally be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (i) in favor of any matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company, (ii) against any Acquisition Proposal or any action which is a component of any Acquisition Proposal, (iii) against the adoption of any Specified Agreement and (iv) against any other action that would in any manner (A) change the voting rights of any class of capital stock of the Company or (B) otherwise reasonably be expected to prevent, materially interfere with or materially impede the Offer or the Merger.

(f)                                   In the event of a Company Adverse Change Recommendation made in compliance with the terms of the Merger Agreement, then during the pendency thereof:

(i)                                     the aggregate number of shares of Company Common Stock of the Stockholder that shall be considered “Subject Shares” pursuant to this Agreement shall be modified to be zero, such that the Stockholder shall not be obligated to tender and vote any Subject Shares in the manner set forth in Sections 3(a) and (e) with respect to such Stockholder’s Subject Shares after giving effect to such modification; and

(ii)                                  the Stockholder, in his sole discretion, shall be free to Transfer (as defined below), and to vote or cause to be voted, in person or by proxy, all of his Subject Shares in any manner he may choose.

SECTION 4.                            Transfer of the Subject Shares; Other Actions.

(a)                                 Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3), the Stockholder shall not: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), enter into any derivative arrangement with respect to, create any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (collectively, “Transfer”), any or all of the Subject Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of the Subject Shares or any interest therein; (iv) deposit or permit the deposit of any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares; or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Stockholder agrees that any such prohibited action may and shall be enjoined.

(b)                                 Notwithstanding the foregoing, then the Stockholder may make (i) (A) Transfers of Subject Shares by will, (B) Transfers for estate planning purposes or (C) Transfers for charitable purposes or as charitable gifts or donations up to one percent 1% Subject Shares, in which case any such transferee shall agree in writing to be bound by this Agreement as a

“Stockholder” prior to the consummation of any such Transfer, and (ii) Transfers of Subject Shares as Parent may otherwise agree in writing in its sole discretion.

(c)                                  The Stockholder agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any Subject Shares, warrants or any other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d)                                 The Stockholder irrevocably and unconditionally (i) waives and agrees not to exercise any appraisal rights in respect of such Stockholder’s Subject Shares that may arise with respect to the Merger and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company or any of their respective successors (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby.

SECTION 5.                            Non-Solicitation.

(a)                                 No Solicitation or Negotiation.

(i)                                     From and after the date of this Agreement, except as otherwise permitted pursuant to the Merger Agreement, the Stockholder agrees that it shall not, and that it shall use its reasonable best efforts not to permit or allow any of its Representatives to, directly or indirectly: (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions (except to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 5(a)) or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (C) adopt, approve or enter into any Contract with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

(b)                                 Without in any way limiting the applicability of Section 11, nothing contained in this Section 5 shall, or shall be deemed to, restrict any Stockholder or its Representatives in any way from the exercise of his fiduciary duties in accordance with applicable Law in his or her capacity as an officer or a member of the board of directors of the Company or as a trustee or fiduciary of any employee benefit plan or trust.

SECTION 6.                            Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement.

SECTION 7.                            Termination.

(a)                                 This Agreement shall terminate automatically as of the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) such time as any modification, waiver or amendment to the Merger Agreement, as in effect as of the Agreement Date, is effected without the Stockholder’s consent that reduces the Offer Price, changes the form of consideration in the Offer or otherwise adversely affects all of the stockholders of the Company in any material respect; and (iv) the mutual written consent of Parent and the Stockholder.

(b)                                 Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 7 shall relieve any party from liability for Fraud (for purposes of this Agreement, references to “Section 4” and “Section 5” in the definition of “Fraud” in the Merger Agreement shall be deemed to be references to “Section 1” and “Section 2” of this Agreement, respectively) or Willful Breach of this Agreement prior to termination hereof and (ii) Section 7, Section 8 and Section 11 SECTION 11 hereof shall survive the termination of this Agreement.

SECTION 8.                            Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 9.                            Public Announcements. The Stockholder (solely in his capacity as such) shall not, and the Stockholder (solely in his capacity as such) shall not authorize its Representatives to, directly or indirectly, make any press release, public announcement or other public communication in respect of this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby without the prior written consent of Parent, except as required by applicable federal securities Laws. The Stockholder (solely in his capacity as such) hereby: (a) consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of (i) the Stockholder’s identity, (ii) the Stockholder’s ownership of the Subject Shares and (iii) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement (including filing this Agreement as an exhibit to any publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement), and any other information that Parent, Purchaser or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; and (b) agrees as promptly as practicable to notify Parent, Purchaser and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

SECTION 10.                     Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or (b) the Stockholder shall become the beneficial owner of any additional Shares, then the terms of this Agreement shall apply to the Shares held by the Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the beneficial owners thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.

SECTION 11.                     Miscellaneous.

(a)                                      Certain Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

(b)                                      Notices. Any notice or other communication required or permitted to be delivered to any party hereunder shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to the Stockholder, to:

Sean Stalfort

Telephone: (434) 531-6928

Email: sstalfort@pbmcap.com

Attention: Sean Stalfort

and with a copy to (which shall not constitute notice):

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111-5800

Facsimile: (415) 693-2222

Telephone: (415) 693-2190

Email: jleigh@cooley.com

inussbaum@cooley.com

Attention: Jamie Leigh

Ian Nussbaum

If to Parent or Purchaser, to:

Swedish Orphan Biovitrum AB (publ)

Tomtebodavägen 23A

SE-112 76

Stockholm, Sweden

Attention: Torbjörn Hallberg

E-mail: Torbjorn.Hallberg@sobi.com

and with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Facsimile: (212) 474-3700

Email: dzoubek@cravath.com

Attention: Damien R. Zoubek

(c)                                       Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)                                      No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

(e)                                       Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements and schedules referred to herein and therein constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties and, in some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(g)                                  Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(i)                                     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 11(g) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11(b). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(ii)                                  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in this Section 11(g) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party or parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11(g) shall not be required to provide any bond or other security in connection with any such order or injunction.

(iii)                               EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)                                 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign its rights under this Agreement to any direct or indirect wholly owned Subsidiary so long as Parent provides the other parties hereto with prior written notice of such assignment; provided that no such assignment, transfer or pledge permitted pursuant to this Section 11(h) shall relieve Parent of its obligations hereunder.

(i)                                     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(j)                                    Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(k)                                 Interpretations. For purposes of this Agreement, the parties agree that: (i) whenever the context requires, the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if’; (iv) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (v) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (vi) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (vii) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date; (viii) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented as of the Agreement Date or, thereafter from time to time; (ix) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (x) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

(l)                                     No Recourse. Notwithstanding anything to the contrary set forth herein, Parent and Purchaser agree that: (i) the Stockholder (in his capacity as a stockholder of the Company) shall not be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement; and (ii) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the breach or non-performance of this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Stockholder that is expressly identified as party in his capacity as such.

(m)                             Capacity as Stockholder. The Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the reasonable exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

(n)                                 No Ownership Interest. Until receipt of payment in full by such Stockholder for all of its Subject Shares pursuant to the Offer and the Merger Agreement, except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to such Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Subject Shares, in each case, except as otherwise provided herein.

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IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

By:	/s/ Guido Oelkers
Name: Guido Oelkers
Title: President and Chief Executive Officer

By:	/s/ Torbjörn Hallberg
Name: Torbjörn Hallberg
Title: General Counsel

DRAGONFLY ACQUISITION CORP.

For Dragonfly Acquisition Corp it is:

By:	/s/ Henrik Stenqvist
Name: Henrik Stenqvist
Title: Chief Financial Officer and Vice President

THE STOCKHOLDER

By:	/s/ Sean Stalfort
Name: Sean Stalfort

SCHEDULE I

Name of Stockholder	Number of Shares
Sean Stalfort	635,665